EXHIBIT 10.4
[Execution Version]
LOCAL MARKETING AGREEMENT
          This LOCAL MARKETING AGREEMENT (the “Agreement”), made as of this 26th day of June, 2006, by and between Fisher Broadcasting Company, a Washington corporation (“Fisher”), and African-American Broadcasting of Bellevue, Inc., a Washington corporation (“Operator”).
W I T N E S S E T H:
          WHEREAS, Operator is the owner of substantially all of the assets used or useful for the operation of the television station KWOG, Bellevue, Washington (the “Station”);
          WHEREAS, Fisher and Christopher Racine, an individual residing in the State of Washington, who owns 100% of the capital stock of Operator (“Racine”) have entered into a Stock Purchase Agreement, dated as of the date hereof, for the sale of all of the issued and outstanding capital stock of Operator to Fisher, a copy of which is attached hereto as Exhibit A (the “Purchase Agreement”);
          WHEREAS, Fisher desires to assist Operator in providing programming to be transmitted on the Station and to provide management and operation services with respect to the Station; and
          WHEREAS, Operator desires to accept Fisher’s assistance and transmit programming supplied by Fisher on the Station while maintaining ultimate control over the Station’s finances, personnel matters and programming, as well as continuing to broadcast Operator’s own public interest programming;
          NOW, THEREFORE, in consideration of these premises and the mutual promises, undertakings, covenants and agreements of the parties contained in this Agreement, the parties hereto do hereby agree as follows:
ARTICLE 1 — PROGRAMMING
     Section 1.1 Programming. Fisher hereby agrees to provide, and Operator agrees to transmit on the Station (including, without limitation, its subcarriers, vertical blanking intervals and any additional authorizations or spectrum allocated to the Station in the future, including, without limitation, its digital television channels), news, sports, informational, public affairs and entertainment programming and associated advertising, promotional and public service programming and announcement matter sufficient to program a substantial amount of each Station’s broadcast day on a daily basis beginning at the Commencement Time (defined below) and continuing thereafter throughout the term of this Agreement (hereinafter the “Fisher Programming”).
     Section 1.2 Operator Programming. Operator will retain ultimate responsibility for ascertaining the needs of the Station’s community of license and service area, including specifically the informational and educational needs of the children therein. Beginning at the Commencement Time and thereafter during the term of this Agreement (including, without limitation, any renewals), Fisher will consult regularly with Operator regarding Operator’s ascertainment of community issues, including the educational and informational needs of children within the Station’s community of license. Based upon these consultations, the Fisher Programming will include news, public affairs and children’s programming relevant to the Station’s community of license and of sufficient quality to assist Operator in satisfying its obligations to respond to the needs of the community, including at least three (3) hours per week of core children’s programming consistent with the FCC’s rules. Operator shall have the right and obligation to broadcast at reasonably agreeable times such additional programming, either produced or purchased by Operator, as it in good faith determines appropriate to respond to the ascertained issues of community concern (“Operator Programming”), and to delete or preempt in its sole good faith discretion any Fisher Programming for the purpose of transmitting such Operator Programming. In all cases of deletion or preemption of Fisher Programming by Operator, except those involving breaking news, Operator shall make reasonable efforts to provide Fisher with not less than fifteen (15) days notice of Operator’s intention to delete or preempt Fisher Programming.
     Section 1.3 Preemption. In addition to the above right of Operator to delete or preempt Fisher Programming in order to transmit programming responsive to issues of concern to the Station’s community of license and service area, and to children, Operator maintains the independent right to preempt or delete any Fisher Programming which Operator reasonably believes in good faith to be unsatisfactory or unsuitable or contrary to the public interest, or to substitute programming which, in Operator’s reasonable determination, is of greater local or national importance.
     Section 1.4 Access to and Use of Assets. Operator hereby grants to Fisher, and Fisher hereby accepts from Operator, access to and the right to use, at any time and from time to time after the Commencement Time and continuing thereafter during the term of this Agreement and under the supervision and control of Operator, antennae, transmitters, equipment, assets, studio space, rights under leases and all other property owned or leased by Operator and used and useful in connection with the business and operation of the Station (collectively, the “Operator Assets”), pursuant to the terms and subject to the conditions of this Agreement.
     Section 1.5 Conditions to Use of Operator Assets.
          (a) Fisher shall use the Operator Assets only to perform its obligations under this Agreement.
          (b) The Operator Assets will, to the extent used by Fisher throughout the term of this Agreement, be used in all material respects in accordance with all applicable FCC rules and policies and subject to Operator’s ultimate oversight and control. Fisher may not, without Operator’s prior written consent or except as otherwise provided in this Agreement, make alterations in or modifications to the Operator Assets.
          (c) Fisher shall not use or permit the Operator Assets to be used in any manner or for any purpose for which the Operator Assets are not designed or reasonably suitable or otherwise in a manner that is inconsistent with good engineering practices. Fisher shall comply with all governmental laws, rules and regulations concerning the operation of the Operator Assets.

          (d) Operator shall retain title to all of the Operator Assets throughout the term of this Agreement and nothing contained herein shall be deemed to effect any transfer of such title.
ARTICLE 2 — OPERATIONS
     Section 2.1 Compliance With FCC Regulations.
          (a) Operator will retain responsibility for and employ such personnel as is necessary to assure compliance with all FCC rules and policies, including, without limitation, all FCC rules and policies relating to (i) technical operations of the Station, (ii) programming content requirements, (iii) the maintenance of a main studio and a meaningful managerial and staff presence at that main studio, (iv) ascertainment of, and programming in response to, community needs and concerns and the needs and concerns of children, (v) political programming, (vi) sponsorship identification, (vii) lotteries and contests, (viii) the maintenance of the Station’s public and political files and (ix) the compilation of appropriate quarterly programs/issues lists, children’s programming lists and employment records.
          (b) Operator expressly acknowledges that its duty to maintain the Station’s public inspection files is non-delegable, and it retains sole responsibility for maintenance of the files. Fisher will provide to Operator monthly documentation of the programs it has provided to the Station that it believes address issues of concern to the Station’s community of license. Fisher also will forward to Operator, within twenty-four (24) hours of receipt by Fisher, any letter from a Station’s viewer addressing the Station’s programming and any documentation that comes into Fisher’s custody that Fisher believes is required to be included in the Station’s public inspection file.
          (c) Operator will be responsible for ensuring proper broadcast of the Station’s identification announcements; provided, however, that Fisher will provide appropriate identification announcements for the Station that comply with FCC rules and policies in a form reasonably acceptable to Operator.
          (d) Fisher agrees that neither it nor its agents, employees, consultants or personnel will accept any consideration, compensation, gift or gratuity of any kind whatsoever, regardless of its value or form, including, without limitation, a commission, discount, bonus, materials, supplies or other merchandise, services or labor (collectively, “Consideration”), whether or not pursuant to written contracts or agreements between Fisher and merchants or advertisers, unless the person or entity paying such Consideration is identified in the program for which the Consideration was provided as having paid or furnished such Consideration in accordance with the Communications Act of 1934, as amended (the “Communications Act”), applicable FCC rules and policies and any other applicable laws and governmental regulations.
          (e) Operator shall retain full responsibility for overseeing compliance with the FCC’s political programming rules and policies. At least ninety (90) days prior to the beginning of any primary or general election period, subject to Operator’s approval, Fisher shall propose reasonable rates to be charged to legally qualified political candidates which rates conform with applicable election law and FCC rules and policies. Fisher agrees to provide Operator with access to its documentation concerning the pricing of advertising sold on the Station as is necessary to permit Operator to ascertain that the political rate is appropriate. Within twenty-four (24) hours of any request to purchase time on a Station on behalf of a legally qualified candidate, Fisher will report to Operator the request and the disposition of such request. Operator shall be responsible for placing appropriate records in the Station’s political files.
     Section 2.2 Maintenance.
          (a) After the Commencement Time and thereafter during the term of this Agreement, Fisher shall use its commercially reasonable efforts to assist Operator, at all times under the supervision and ultimate control of Operator, in the operation the Station.
          (b) Operator shall retain ultimate operational control over the Station and shall retain full responsibility for ensuring compliance with all FCC technical rules and policies. Operator will employ a chief operator, as defined by the FCC rules and policies (and who may also hold the position of chief engineer), who will be responsible for, without limitation, ensuring compliance by the Station with the technical operating and reporting requirements established by the FCC, and overseeing maintenance of the Station’s transmission facilities. Operator shall also employ at least one other full-time employee of Operator’s choice, to be present at the Station’s main studio in compliance with the FCC’s rules and policies. Fisher shall not take any action, or fail to take any action which it is obligated to take under this Agreement, which will cause the Station not to comply with applicable law, and Fisher will provide reasonable assistance to Operator to ensure that the Station complies with applicable law.
          (c) After the Commencement Time and thereafter during the term of this Agreement, Operator will make available to Fisher at least ninety five percent (95%) of the Station’s effective radiated power (as operating as of the Commencement Date) for the entire time that such Station is broadcasting over the air, except for downtime required for occasional maintenance and other interruptions contemplated by Section 2.2(d) and events described in Section 7.1 hereof. Operator will use reasonable efforts to provide Fisher with at least forty eight (48) hours advance written notice of any routine or non-emergency maintenance work affecting the operation of the Station at full power. Operator will, to the extent possible, (i) schedule such maintenance work to be performed between the hours of 1:00 a.m. and 6:00 a.m., local time, and (ii) not schedule such maintenance to take place during a rating period.
          (d) After the Commencement Time and thereafter during the term of this Agreement, if the Station suffers any loss or damage of any nature to its transmission or studio facilities which results in the interruption of service or the inability of the Station to operate with its FCC licensed facilities (as operating as of the Commencement Date), Operator will immediately notify Fisher of such loss or damage and Operator will undertake such repairs as are necessary to restore full-time operation of the Station as expeditiously as reasonably possible following the occurrence of any such loss or damage. If Operator is unable to or fails to make such repairs as soon as reasonably possible after providing such written notice to Fisher, then Fisher may elect to undertake such repairs with written notice to Operator.

     Section 2.3 Additional Affirmative Covenants.
          (a) Operator covenants and agrees that it will fully comply with all applicable federal, state and local laws, rules and regulations (including, without limitation, all FCC rules and policies) and pertinent provisions of all contracts, permits and other agreements to which it is a party or is otherwise bound related to the Station or this Agreement.
          (b) (i) Fisher covenants and agrees that it will fully comply with all applicable federal, state and local laws, rules and regulations (including, without limitation, all FCC rules and policies) in the provision of the Fisher Programming and other services to Operator pursuant to this Agreement and otherwise in connection with the performance of its obligations hereunder.
               (ii) In performing its obligations hereunder, Fisher shall use its commercially reasonable efforts to perform or discharge on behalf of Operator the obligations and liabilities under all contracts related to the business and operation of the Station to which Operator is a party or by which Operator may be bound (other than the ShopNBC Agreement, as defined herein) (the “Existing Contracts”) in accordance with the provisions hereof. In connection with the foregoing, Operator shall use all commercially reasonable efforts to provide Fisher with the benefits of any such Existing Contract.
               (iii) Except as the parties may otherwise agree, Fisher shall not designate or engage any agent or otherwise subcontract with any third party to perform its duties or obligations under this Agreement or delegate the performance of such duties or obligations to any third party, including, without limitation, its duties and obligations hereunder with respect to Fisher Programming and the advertising sold in connection therewith.
          (c) Operator covenants and agrees to (i) promptly cause the termination of the ShopNBC Agreement (as hereinafter defined) at soon as practicable; (ii) deliver to Fisher a copy of the notice of termination of Operator pursuant to the foregoing clause; and (iii) notify Fisher of the effective date of termination of the ShopNBC Agreement.
ARTICLE 3 — FEES AND OTHER CONSIDERATION
     Section 3.1 LMA Fee. From and after the Commencement Time, in consideration of the right to perform the services contemplated under this Agreement, Fisher will pay to Operator a monthly fee in an amount equal to $150,954.38 (the “LMA Fee”). The LMA Fee will be due and payable by Fisher each calendar month following the Commencement Date through the expiration or termination hereof (including a pro rated portion of the LMA Fee for any partial calendar month), and shall be due and payable on or before the tenth day of each calendar month for such calendar month (provided, however, that the first payment of the LMA Fee shall be due and payable within ten (10) days following the Commencement Date).
     Section 3.2 Expenses.
          (a) Except as otherwise provided in Section 3.2(b), and without limiting the scope of Section 3.2(c), Operator shall be solely responsible for paying any and all of Operator’s expenses in connection with the business and operation of the Station, including Monthly Costs

(as defined in Exhibit B) and those expenses contemplated in Section 2.2(b), consistent with the operations of the Station in the ordinary course and past practice, and Fisher shall have no obligation to reimburse Operator for such expenses independent of the payment obligation of Fisher pursuant to the terms and subject to the conditions of Section 3.1; provided, however, that Operator shall not be responsible for paying (and Fisher shall be responsible for) any such expenses to the extent that such expenses increase by a material amount due directly to the performance or exercise of its rights by Fisher under this Agreement.
          (b) Notwithstanding anything in Section 3.2(a) to the contrary, upon a Triggering Termination Event (as hereinafter defined) and thereafter and during the Extension Period (as hereinafter defined), Fisher shall pay to Operator, in addition to the LMA Fee due and payable pursuant to the terms and subject to the conditions of Section 3.1, the amounts described on Exhibit B hereto pursuant to the terms and subject to the conditions set forth therein.
          (c) Fisher shall be responsible for any and all fees charged by ASCAP, BMI, SESAC or similar performing rights societies on Fisher Programming, whether such fees are assessed against Fisher based on the Fisher Programming or against Operator based on the ownership of the Station. Fisher shall not disseminate or authorize dissemination by other parties of information concerning the ratings of the Station issued by Nielsen Media Research, the Arbitron Company or any other entity, other than as permitted under Fisher’s valid license with such parties. Operator shall not be required to purchase a license to receive ratings information but will cooperate with Fisher in Fisher’s efforts to obtain such a license, provided that any consideration payable under such a license is paid by Fisher.
ARTICLE 4 — FISHER RETAINED REVENUE AND RELATED MATTERS
     Section 4.1 Retained Revenue. Without limiting the obligations of Fisher pursuant to the terms and subject to the conditions of Article 3, Fisher shall retain all revenues resulting from the sale of advertising and other time on the Station from and after the Commencement Time and thereafter during the term of this Agreement, including all revenue from the sale of advertising and other time during the Operator Programming or otherwise resulting from the operation of the Station during the term of this Agreement.
     Section 4.2 Advertising Sales. Beginning at the Commencement Time and thereafter during the term of this Agreement, Fisher shall have the sole right to (a) sell advertising to be placed in all programming broadcast on each of the Station, including, without limitation, Operator Programming; (b) bill for and collect the payments for all programs and commercials aired on the Station; (c) negotiate for and receive all compensation (if any) due to the Station from (i) cable television systems pursuant to the “retransmission consent” provisions of the Cable Television Consumer Protection and Competition Act of 1992, as amended, and the FCC’s rules and policies enacted pursuant thereto, and (ii) satellite service providers pursuant to the Satellite Home Viewer Improvement Act of 1999, as amended, and the FCC’s rules and policies enacted pursuant thereto. Operator will take, or refrain from taking, any action as to matters related to clause (c) above in accordance with Fisher’s commercially reasonable requests.

     Section 4.3 [Intentionally blank.]
     Section 4.4 Bank Accounts. Fisher may deposit any sums it is entitled to retain pursuant to this Agreement or otherwise with respect to the Station into one or more bank accounts of Fisher, established by Fisher in Fisher’s name for this purpose (the “Fisher Accounts”), and the funds in the Fisher Accounts will be the property of Fisher except as otherwise provided in this Agreement or the Purchase Agreement. Solely with respect to payments relating to the Station which Fisher is authorized to retain under this Agreement, Fisher is authorized to endorse payments received in names other than Fisher’s (e.g., “KWOG”) in order to deposit such payments into the Fisher Accounts.
ARTICLE 5 — TERM, TERMINATION AND ASSIGNMENT
     Section 5.1 Term. This Agreement shall become binding and effective between the parties as of the date first set forth above. Subject to the provisions contained herein, the programming rights and obligations of the parties shall commence on the day immediately following the date on which that certain Programming Agreement (Renewal), by and between Operator and Value Vision Media, Inc., dated effective as of December 1, 2005, for ShopNBC shop at home programming (the “ShopNBC Agreement”) expires or is terminated, or such other date as may be agreed upon in writing by the parties (such date, the “Commencement Date”) at 12:01 a.m. local time at the Station (the “Commencement Time”); provided, however, that in no event shall the Commencement Date be less than thirty (30) days from the date hereof. The term of this Agreement shall expire upon the earlier to occur of (a) the Closing (as defined in the Purchase Agreement), or (b) termination of this Agreement pursuant to Section 5.2 or Section 5.3 hereof; provided, however, that in the event that the Purchase Agreement is terminated by Racine pursuant to the terms and subject to the conditions of Section 16.1(b) of the Purchase Agreement (a “Triggering Termination Event”), the term of this Agreement shall be deemed extended, subject to Section 5.2 hereof, for a period ending on the second anniversary of the date of the Triggering Termination Event (such period, the “Extension Period”).
     Section 5.2 Termination; Effect of Termination.
          (a) In the event that either party shall be in breach of this Agreement for the nonperformance of a material obligation, the non-breaching party may, in addition to pursuing any other remedies available at law or in equity, terminate this Agreement if such breach shall continue for a period of fifteen (15) days following the receipt of written notice from the non-breaching party, which notice shall set forth and describe the nature of such breach, except if the breaching party has commenced a cure of such breach within such fifteen (15) day period and continues to act in good faith to cure and such breach is cured within a reasonable time not to exceed thirty (30) days. A breach by Fisher or by Racine (which shall be considered to be a breach by Operator solely in connection with the termination provisions of this Agreement) of the Purchase Agreement shall be considered a breach of this Agreement, provided, however, that the cure periods for such breach shall be governed by the Purchase Agreement and not the foregoing cure periods set forth above in this subsection (a).

          (b) In the event that the Purchase Agreement is terminated pursuant to Section 16.1(g) thereof, then Fisher shall have the right, on ninety (90) days advance written notice to Operator, to terminate this Agreement.
          (c) In the event that the sale of the Closing Shares and the Initial Shares pursuant to the terms and subject to the conditions of Section 16.4 of the Purchase Agreement is consummated (a “Drag-Along Closing”), this Agreement shall terminate automatically upon such Drag-Along Closing.
          (d) In the event of termination of this Agreement as a result of a breach by Fisher pursuant to Section 5.2(a), Fisher shall cooperate in good faith with Operator and shall take such actions at no additional cost to Fisher as may be reasonably necessary in order to transition the programming of the Station from Fisher Programming and to permit Operator to program the Station’s broadcast day on a daily basis for at least the minimum operating schedule specified in Section 73.1740 of the FCC’s rules including, without limitation, by (i) assigning to Operator any agreements for the provision of any Fisher Programming as Operator may reasonably request and (ii) prior to the effectiveness of such assignment or to the extent that such assignment cannot be made or an attempted assignment of any contract related to the Fisher Programming is ineffective, taking all reasonably necessary actions to provide Operator with the benefits of any such contract, provided that to the extent Operator is provided with the benefits of such contract, Operator shall perform or discharge on behalf of Fisher the obligations and liabilities under such contract in accordance with the provisions thereof. With respect to any actions in connection with the foregoing that would result in any additional cost or fee to Fisher, Fisher shall only be required to take such actions to the extent Operator agrees, in writing, to pay or reimburse Fisher for such additional cost or fee in advance of the incurrence of such cost or fee.
          (e) [Intentionally blank.]
          (f) In the event of termination of this Agreement (other than by reason of the Closing (as defined in the Purchase Agreement)), the parties shall pro rate the revenues, expenses, and liabilities attributable to the Station, including the power and utilities, ad valorem property taxes (upon the basis of the most recent assessment available), rents, income and sales taxes, and similar accruing, prepaid and deferred items, in accordance with the principles that Fisher will be allocated revenues earned or accrued, and expenses, costs and liabilities incurred in or allocable with respect to the business and operation of the Station from the Commencement Time through the effective time at which this Agreement terminates (the “Termination Time”) and Operator will be allocated revenues earned or accrued, and expenses, costs and liabilities incurred in or allocable, with respect to the business and operation of the Station after the Termination Time.
          (g) In the event of termination of this Agreement (other than by reason of the Closing (as defined in the Purchase Agreement)), Operator shall reimburse Fisher for any capital expenditures paid by Fisher (or reimbursed by Fisher to Operator) to the extent that (i) such capital expenditure relates to the repair or replacement of any of the assets relating to the Station and (ii) Operator consented in writing to such capital expenditures prior to the incurrence thereof after written notice to Operator seeking such consent and describing in reasonable detail the basis therefor (such capital expenditures the “Approved Expenditures”). Any Approved Expenditures shall be payable by Operator after the Termination Time and within ten (10) days following receipt of written notice from Fisher with a final accounting of all Approved Expenditures, including a certificate executed by an officer of Fisher setting forth the Approved Expenditures actually incurred by Fisher with attached thereto reasonable documentation in support thereof.
          (h) In the event of termination of this Agreement (other than by reason of the Closing (as defined in the Purchase Agreement)), Fisher shall assign to Operator all right, title and interest it shall have or may have in and to (i) any assets acquired or leased by Fisher pursuant to any Approved Expenditure and (ii) any other fixture or improvement owned or leased by Fisher, and Fisher and Operator shall execute and deliver all instruments necessary to effectuate the foregoing.
     Section 5.3 Renegotiation Upon FCC Action.
          (a) Should a change in FCC rules or policies make it necessary to obtain FCC consent for the implementation, continuation or further effectuation of any element of this Agreement, the parties hereto shall use their commercially reasonable efforts diligently to prepare, file and prosecute before the FCC all petitions, waivers, applications, amendments, rulemaking comments and other related documents necessary to secure or retain FCC approval of all aspects of this Agreement. Operator and Fisher shall each bear their own costs incurred in connection with the preparation of such documents and prosecution of such actions. Notwithstanding anything in this Agreement to the contrary, it is understood that no filing shall be made with the FCC with respect to this Agreement unless each party hereto has had an opportunity to review such filing and to provide comments thereon. Each party shall use its commercially reasonable efforts to incorporate the comments (whether in whole or in part) of the other parties to any filing to be made with the FCC with respect to this Agreement.
          (b) If any court or federal, state or local government authority (including the FCC) orders or takes any action which becomes effective and which requires the termination or material modification of this Agreement to comply with such action or otherwise with applicable law (a “Permissibility Determination”), the parties shall use their commercially reasonable efforts to renegotiate this Agreement in good faith and recast this Agreement in terms that are likely to cure the defects caused by the Permissibility Determination while maintaining the benefit of the bargain to the parties hereunder and to return a balance of benefits to both parties comparable to the balance of benefits provided by the Agreement in its current terms. If the parties are unable to recast this Agreement in a manner that cures such defects and otherwise is mutually agreeable to the parties, this Agreement will terminate effective on such date as the parties’ activities are required to terminate pursuant to the Permissibility Determination. Upon such termination of this Agreement, Operator will reasonably cooperate with Fisher to the extent permitted in order to enable Fisher to fulfill advertising or other programming contracts then outstanding, and Fisher will reasonably cooperate with Operator in order to effectuate a reasonable transition period from the Fisher Programming to other programming on the Station.
     Section 5.4 Assignability. No party hereto may assign this Agreement without the prior written consent of the other parties; provided, however, that this Agreement shall be assigned in connection with any assignment by any party of its rights and obligations under the Purchase Agreement that is permitted under the terms of the Purchase Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
ARTICLE 6 — INDEMNIFICATION
     Section 6.1 Indemnification by Fisher. Fisher will indemnify, defend and hold harmless Operator, its affiliates and all officers, directors, employees, stockholders, partners, members and agents of Operator and their affiliates (individually, an “Operator Indemnitee”) from and against any and all claims, demands, costs, damages, losses, liabilities, joint and several, expenses of any nature (including, without limitation, reasonable attorneys’, accountants’ and experts’ fees and disbursements), judgments, fines, settlements and other amounts (collectively, “Damages”) arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative (collectively, “Claims”) in which an Operator Indemnitee may be involved, as a party or otherwise, arising out of: (a) the activities, acts or omissions of Fisher, or Fisher’s employees, agents or contractors, under or in connection with this Agreement or with respect to the Station which activities, acts or omissions involve or result in, among other things, (i) libel and slander; (ii) infringement of trade marks, service marks or trade names; (iii) violations of law, rules, regulations, or orders (including the FCC’s rules and policies); or (iv) invasion of rights of privacy or infringement of copyrights or other proprietary rights; or (b) any breach by Fisher of its obligations under this Agreement.
     Section 6.2 Indemnification by Operator. Operator will indemnify, defend and hold harmless Fisher, its affiliates and all officers, directors, employees, stockholders, partners, members and agents of Fisher and their affiliates (individually, a “Fisher Indemnitee”) from and against any and all Damages arising from any and all Claims in which a Fisher Indemnitee may be involved, as a party or otherwise, arising out of: (a) the activities, acts or omissions of Operator, or Operator’s employees, agents or contractors, under or in connection with this Agreement or with respect to the Station which activities, acts or omissions involve or result in, among other things, (i) libel and slander; (ii) infringement of trade marks, service marks or trade names; (iii) violations of law, rules, regulations, or orders (including the FCC’s rules and policies); or (iv) invasion of rights of privacy or infringement of copyrights or other proprietary rights; or (b) any breach by Operator of its obligations under this Agreement.
     Section 6.3 Insurance. Fisher will maintain broadcasters’ liability insurance policies covering libel, slander, invasion of privacy and the like, general liability, blanket crime, property damage, business interruption, automobile liability, and workers’ compensation insurance in forms and amounts customary in the television broadcast industry (to the extent commercially reasonable, for example, Fisher shall not be required to obtain insurance specifically with respect to property it does not own), and Operator will maintain the existing insurance policies on the Station or other policies providing substantially similar coverages, and each of the parties hereto will name the other as an additional insured under such policies to the extent that their respective interests may appear and will provide for notice to the other party prior to cancellation thereof. Upon request, each party will provide the other with certificates evidencing such insurance, and will further provide certificates evidencing renewal thereof prior to the expiration of such policies.

ARTICLE 7 — MISCELLANEOUS
     Section 7.1 Force Majeure. Notwithstanding anything contained in this Agreement to the contrary, no party shall be liable to another party for failure to perform any obligation under this Agreement if prevented from doing so by reason of fires, acts of terrorism, strikes, labor unrest, embargoes, civil commotion, rationing or other orders or requirements, acts of civil or military authorities, acts of God or other contingencies, including, without limitation, equipment failures, beyond the reasonable control of the parties, and all requirements as to notice and other performance required hereunder within a specified period shall be automatically extended to accommodate the period of pendency of such contingency which shall interfere with such performance.
     Section 7.2 Confidentiality and Press Releases.
          (a) Each party shall hold in strict confidence all documents and information concerning the other and its business and properties and, if this Agreement is terminated, such confidences shall be maintained, and all documents and information (in written form) shall immediately thereafter be returned to the party originally furnishing such documents and information.
          (b) No press release or public disclosure, either written or oral, of the existence or terms of this Agreement or the transactions contemplated hereby shall be made by either party to this Agreement without the consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed), and each party shall furnish to the other advance copies of any release which it proposes to make public concerning this Agreement or the transactions contemplated hereby and the date upon which such party proposes to make public such press release.
          (c) Notwithstanding anything contained herein to the contrary, no party shall be prohibited from (i) making any disclosures to any governmental authority that it is required to make by law, including, without limitation, the filing of this Agreement with the FCC and placing a copy of this Agreement in the Station’s public inspection files, (ii) disclosing this Agreement or its terms to its attorneys, accountants, agents or advisors, (iii) filing this Agreement with, or disclosing the terms of this Agreement to, any institutional lender to such party or (iv) disclosing to its investors and broker/dealers such terms of this transaction as are customarily disclosed to them in connection with similar transactions.
     Section 7.3 Trademarks. Operator hereby grants Fisher an unlimited, royalty-free license to use in connection with providing programming on the Station any and all trademarks, service marks, patents, trade names, jingles, slogans, logotypes and other intangible rights owned and used or held for use by Operator in conjunction with the Station. Operator agrees to execute such additional documentation as may be necessary or desirable to effectuate the license granted under this paragraph.
     Section 7.4 Notices. All notices, demands and requests required or permitted to be given under the provisions of this Agreement shall be (i) in writing, (ii) delivered by personal delivery or sent by commercial delivery service or certified mail, return receipt requested,

(iii) deemed to have been given on the date of personal delivery or the date set forth in the records of the delivery service or on the return receipt and (iv) addressed as follows:
          (a) If to Operator:
African-American Broadcasting of Bellevue, Inc.
875 Waimanu Street, Suite 110
Honolulu, HI 96813
Attention: Christopher J. Racine
with a copy to (which shall not constitute notice):
Fletcher Heald & Hildreth, PLC
1300 North 17th Street
11th Floor
Arlington, VA 22209
Attention: Harry F. Cole, Esq.
          (b) If to Fisher:
Fisher Broadcasting Company
100 4th Avenue North
Suite 510
Seattle, WA 98109
Attention:
with a copy to (which shall not constitute notice):
Covington & Burling
1201 Pennsylvania Ave., NW
Washington, DC 20004-2401
Attention: Eric D. Greenberg
or to any other or additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 7.4.
     Section 7.5 Severability. If any covenant or provision hereof is determined to be void or unenforceable in whole or in part, it shall not be deemed to affect or impair the validity of any other covenant or provision, each of which is hereby declared to be separate and distinct. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable. If any provision of this Agreement is declared invalid or unenforceable for any reason other than overbreadth, the offending provision will be modified so as to maintain the essential benefits of the bargain among the parties hereto to the maximum extent possible, consistent with law and public policy.

     Section 7.6 Payment of Expenses. Except as otherwise provided, Operator and Fisher shall pay their own expenses incident to the preparation and carrying out of this Agreement, including, without limitation, all fees and expenses of their respective counsel.
     Section 7.7 Relationship and Dealings with Third Parties. Each of the parties hereto is an independent contractor, and no party is, nor shall be considered to be, the agent of another party for any purpose whatsoever. No party has any authorization to enter into any contracts nor assume any obligations for another party nor make any warranties or representations on behalf of another party, other than as expressly authorized herein. Nothing in this Agreement shall be construed as establishing an agency, partnership, fiduciary relationship or joint venture relationship between the parties hereto. No party is nor shall hold itself out to be vested with any power or right to bind contractually or act on behalf of another party as another party’s contracting broker, agent or otherwise for committing, selling, conveying or transferring any of another party’s assets or property, contracting for or in the name of another party or making any representations contractually binding another party.
     Section 7.8 Conflict. Nothing in this Agreement is intended to modify or amend the rights and obligations of the parties or Racine under the Purchase Agreement, including, without limitation, the treatment of and disputes regarding the Initial Payment (as defined in the Purchase Agreement).
     Section 7.9 Further Assurances. Subject to the terms and conditions of this Agreement, from time to time each party hereto will use commercially reasonable efforts to take, or cause to be taken, all such actions and to do or cause to be done, all things necessary, proper or advisable under the FCC’s rules and policies or other applicable law to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, executing and delivering such documents as the other party may reasonably request in connection with the performance of this Agreement and the consummation of the other transactions contemplated hereby.
     Section 7.10 Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of Washington without regard to its conflict of law rules, as though entered into by Washington residents and to be performed entirely within the State of Washington.
     Section 7.11 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 7.11.
     Section 7.12 Survival. The covenants and agreements of the parties contained herein to be performed in any respect after the expiration or termination of this Agreement shall survive the expiration or termination of this Agreement until fully discharged and performed. Any payments, due to Operator by Fisher that shall have accrued during the term hereof and that are due and outstanding after the Closing (as defined in the Purchase Agreement) shall be paid to Racine as full satisfaction of any such payment obligation.
     Section 7.13 Headings. The headings in this Agreement are for the sole purpose of convenience of reference and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.
     Section 7.14 Entire Agreement. This Agreement, the Schedules and Exhibits hereto, the Purchase Agreement and all documents, certificates and other documents to be delivered by the parties pursuant hereto or thereto, collectively represent the entire understanding and agreement between Buyer and Operator with respect to the subject matter of this Agreement. This Agreement supersedes all prior negotiations between the parties and cannot be amended, supplemented or changed except by an agreement in writing that is signed by the parties hereto.
     Section 7.15 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document. Each party hereto will receive by delivery or facsimile or other electronic transmission a duplicate original of the Agreement executed by each party, and each party agrees that the delivery of the Agreement by facsimile or other electronic transmission will be deemed to be an original of the Agreement so transmitted.
     Section 7.16 Required Certifications.
          (a) Operator hereby certifies that it has, and shall maintain ultimate control over the Station’s facilities, including specifically control over the finances, personnel, and program content of the Station. Operator represents and warrants that this certification may be relied upon by the FCC, as well as by Fisher.
          (b) Fisher certifies that the arrangement with Operator as set forth in this Agreement and as contemplated in all aspects of operation is and shall remain in compliance with 47 C.F.R. § 73.3555(b) and (c), and that it will provide to the FCC any documents, exhibits, or other material necessary to demonstrate such compliance. Fisher represents and warrants that this certification may be relied upon by the FCC, as well as by Operator.
     Section 7.17 Payola/Plugola. Upon Operator’s reasonable prior request, Fisher shall provide Operator with anti-payola/plugola affidavits, substantially in the form attached hereto as Exhibit C, signed by such of Fisher’s employees engaged in production of the Fisher Programming and its broadcast on the Station, and at such times, as Operator may reasonably request in writing, and Fisher shall notify Operator promptly of any violations it learns of relating to the Communications Act, including Sections 317 and 508 thereof.
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[Execution Version]
          IN WITNESS WHEREOF, this Local Marketing Agreement has been executed by the duly authorized officers of Fisher and Operator as of the date first written above.
African-American Broadcasting of Bellevue, Inc.

By:	/s/ Christopher J. Racine
Name: Christopher J. Racine
Title: President

Fisher Broadcasting Company

By:	/s/ Colleen B. Brown
Name: Colleen B. Brown
Title: President & CEO